UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2026

GLUCOTRACK, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41141	98-0668934
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

301 Rte. 17 North, Ste. 800, Rutherford, NJ	07070
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 842-7715

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GCTK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

As previously disclosed, on August 4, 2026, Glucotrack, Inc. (the “Company”) entered into a securities purchase agreement with an investor (the “PIPE Purchaser”) for a private placement of securities. At the closing, the Company issued pre-funded warrants to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and common stock purchase warrants (the “Common Warrants”) to purchase shares of Common Stock. On September 14, 2026, the Company and the PIPE Purchaser entered into an amendment to the Common Warrants (the “Amendment”) to provide that the holder shall not be entitled to exercise a Common Warrant, in whole or in part, and the Company shall not effect any exercise of a Common Warrant or issue any shares pursuant thereto, unless and until the Company has obtained the approval of its stockholders for the issuance of all shares issuable pursuant to the Common Warrants in accordance with Nasdaq Listing Rule 5635(d) and any other applicable rules of The Nasdaq Stock Market LLC.

The Amendment is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Amendment is qualified in its entirety by reference to the full text thereof.

Item 5.07. Submission of Matters to a Vote of Security Holders.

Summary of Proposals Submitted to Stockholders

On September 11, 2026, the Company held a special meeting of stockholders (the “Special Meeting”). At the Special Meeting, the following proposals were submitted to the stockholders of the Company, as set forth in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on August 10, 2026, as supplemented by the additional definitive proxy materials filed on August 21, 2026:

Proposal 1:	The approval, for purposes of complying with Nasdaq Listing Rule 5635(d), of the full issuance of shares of Common Stock, including the shares issuable under the ELOC Purchase Agreement (as defined below), the commitment shares issuable thereunder, and the shares issuable upon exercise of the commitment warrant issued in connection therewith, to White Lion Capital, LLC (the “Investor”), pursuant to that certain common stock purchase agreement, dated July 14, 2026, by and between the Company and the Investor (the “ELOC Purchase Agreement”), which shares may represent more than 20% of the Company’s issued and outstanding Common Stock as of the date of the ELOC Purchase Agreement.

Proposal 2:	The approval, for purposes of complying with Nasdaq Listing Rule 5635(d), of the full issuance of shares of Common Stock issuable upon conversion of the senior secured convertible promissory notes (including the follow-on bridge notes issued on August 4, 2026, the “Bridge Notes”) and exercise of the common stock purchase warrants (including the follow-on bridge warrants issued on August 4, 2026, the “Bridge Warrants”) issued to certain investors (the “Bridge Investors”) pursuant to that certain securities purchase agreement, dated July 14, 2026, by and between the Company and the Bridge Investors, as supplemented by a joinder dated August 4, 2026 (the “Purchase Agreement”), which shares may represent more than 20% of the Company’s issued and outstanding Common Stock as of the date of the Purchase Agreement.

Proposal 3:	The adoption and approval of a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it was determined by the Company that more time was necessary or appropriate to approve Proposals 1 or 2, or to constitute a quorum at the Special Meeting (the “Adjournment Proposal”).

Voting Results

On the record date, there were 10,578,822 shares of Common Stock issued and outstanding. Of the 10,578,822 votes that were eligible to be cast by the holders of the Common Stock at the Special Meeting, 3,661,960 votes, or approximately 34.61% of the total, were represented at the Special Meeting in person or by proxy, constituting a quorum. The number of votes cast for and against, as well as the number of abstentions, with respect of each proposal presented at the Special Meeting is set forth below:

Proposal 1: Nasdaq Stock Issuance (ELOC) Proposal.

The Company’s stockholders approved, for purposes of complying with Nasdaq Listing Rule 5635(d), the full issuance of shares of Common Stock, including the shares issuable under the ELOC Purchase Agreement, the commitment shares issuable thereunder, and the shares issuable upon exercise of the commitment warrant issued in connection therewith, to White Lion Capital, LLC. The votes regarding this proposal were as follows:

Votes For	Votes Against	Abstentions
3,101,374	228,374	332,212

Proposal 2: Nasdaq Stock Issuance (Bridge Financing) Proposal.

The Company’s stockholders approved, for purposes of complying with Nasdaq Listing Rule 5635(d), the full issuance of shares of Common Stock issuable upon conversion of the Bridge Notes and exercise of the Bridge Warrants issued to the Bridge Investors pursuant to the Purchase Agreement. The votes regarding this proposal were as follows:

Votes For	Votes Against	Abstentions
3,106,894	226,850	328,216

Proposal 3: Adjournment Proposal.

As there were sufficient votes to approve Proposals 1 and 2, the Adjournment Proposal was not presented to the Company stockholders.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Form of Amendment No. 1 to Common Warrant, dated September 14, 2026
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 14, 2026

GLUCOTRACK, INC.

	By:	/s/ Erik Emerson
	Name:	Erik Emerson
	Title:	Chief Executive Officer